Exhibit D

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the following:

(i)	the joint filing on behalf of each of them of a statement on Schedule 13D (including subsequent amendments thereto) with respect to the Common Stock, par value Won 500 per share, of Gravity Co., Ltd., a corporation organized under the laws of Korea, and

(ii)	the inclusion of this Joint Filing Agreement as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 22nd day of February, 2008.

Heartis Inc.

By:	/s/ Taizo Son
Name:	Taizo Son
Title:	Chief Executive Officer

Inter Operations Inc.

By:	/s/ Taizo Son
Name:	Taizo Son
Title:	Director

/s/ Taizo Son
Taizo Son